UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2006

ALLION HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

    0-17821                                                  11-2962027

(Commission File Number)                                         (IRS Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY                              11747

(Address of Principal Executive Offices)                                     (Zip Code)

(631) 547-6520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)

During the third quarter of 2006, the Company received a comment letter from the SEC’s Division of Corporation Finance (“Staff”) relating to a routine review of the Company’s Form 10-K/A for the fiscal year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006. In the course of responding to the Staff’s comments, the Company reviewed the accounting treatment for certain warrants considered derivatives under Emerging Issue Task Force No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Specifically, in February 2005, the Company issued warrants for 351,438 shares of common stock in connection with its acquisition of Specialty Pharmacies, Inc., half of which were redeemed as required under the terms of the warrants upon the Company’s initial public offering (the “IPO”) in June 2005 and the other half of which became non-redeemable as a result of the Company’s IPO. Although the Company appropriately classified these warrants as liabilities when issued as required by EITF 00-19, the warrants that became non-redeemable as a result of the IPO became reclassified as equity at that time and should have been revalued at fair value prior to that reclassification with any increase in value charged to other income (expense). As a result of this review, on November 6, 2006, after discussion with the Company’s independent registered public accounting firm, BDO Seidman LLP (“BDO Seidman”), and consultation with management and the Board of Directors, the Company concluded that the Company should restate its financial statements for the three month and six month periods ended June 30, 2005, the nine month period ended September 30, 2005 and the fiscal year ended December 31, 2005 to reflect the fair value adjustment of redeemable warrants that became non-redeemable upon completion of the Company’s IPO. The fair value of the warrants was approximately $1.5 million and will be recorded as a non-cash charge to other expense in the restated financial statements for the three and six month periods ended June 30, 2005. This expense is a one time charge to the income statement and does not affect operating income. In addition, the recognition of this charge will cause a reclassification in subsequent periods within shareholders’ equity between additional paid in capital and the accumulated deficit.

The Company and its audit committee have discussed the restatement with BDO Seidman. All of the terms and conditions of these warrants have been previously disclosed in the Company’s filings. The Company is working with the SEC to resolve the remaining comments from the staff, and the Company is currently in the process of preparing amended periodic reports as soon as possible to include these restated financial statements.

Until the Company has restated and reissued its results for the applicable periods, investors and other users of the Company’s filings with the SEC are cautioned not to rely on the Company’s financial statements in question, to the extent they are affected by the accounting issues described above.

Certain statements included in Item 4.02 of this Current Report on Form 8-K, which are not historical facts, are forward-looking statements such as statements about the approximate effect of the restatements on the Company’s previously issued financial statements, the resolution of SEC comments and the filing of amended periodic reports to reflect the restatement. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Current Report. These forward-looking statements represent the Company’s expectations or beliefs and involve certain risks and uncertainties, including those described in its public filings with the SEC; also including, but not limited to, the outcome of the SEC’s review process, higher than expected charges after completing the restatement process, and delays in filing amended periodic reports for the affected periods due to the Company’s efforts to complete the restatement and respond to SEC comments, any or all of which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control, and actual results may differ materially depending on a variety of important factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLION HEALTHCARE, INC.

/s/ James G. Spencer

By: James G. Spencer
Its:  Chief Financial Officer

Date: November 9, 2006